Exhibit 10.10

AMENDMENT NO. 1 TO

EMPLOYMENT AGREEMENT

This AMENDMENT NO. 1 TO EMPLOYMENT AGREEMENT (“Amendment No. 1”), effective as of December 31, 2008 (the “Amendment No. 1 Date”), is by and between HOWARD H. PIEN (the “Executive”) and MEDAREX, INC. (the “Company” and together with the Executive, the “Parties”).

Capitalized terms used in this Amendment No. 1 that are not otherwise defined herein shall have the same meaning as such terms are defined in the Agreement (as defined below).

WHEREAS, the Executive and the Company entered into an Employment Agreement dated May 16, 2007 (the “Agreement”) under which the Parties agreed upon the terms pursuant to which the Executive would provide services to the Company as further described therein, and

WHEREAS, Section 409A has been added to the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement must be amended to comply with the final regulations issued under Code Section 409A.

NOW THEREFORE, the Parties agree as follows:

1.                                       Amendment of the Agreement.  The Parties hereby agree to amend the terms of the Agreement as follows as of the Amendment No. 1 Date.

1.1.                              Amendment of Section 7.  Subsection 3(ii) of Section 7(b) is hereby deleted and replaced with the following to read as follows:

“A majority of the members of the Board is replaced during any 12-month period by directors whose appointment or election is not endorsed by a majority of the members of the Board.”

1.2.                              Amendment of Section 8(a).  Section 8(a)(i) is hereby deleted and replaced with the following to read as follows:

“If your employment with the Company or its successor is terminated other than for Cause or by you for Good Reason within twenty-four months following a Change in Control, the total amount of payments made under this Section 8(a) shall be paid in a lump sum within 30 days of the first date possible in accordance with Section 409A of the Code and not in periodic installments over a two-year period;”

1.3.                              Amendment of Section 8(b).  Section 8(b) is hereby deleted and replaced with the following to read as follows:

“(b)                                          Bonus.  You shall be entitled to receive in lieu of the bonus provided in Section 2(b) an amount equal to two (2) times your targeted level bonus for the year during which your termination occurs, in no case to be less than the target bonus set forth in Section 2(b), payable in periodic installments, consistent with the Company’s payroll procedures then in effect, over the salary continuation period; provided, however, that:

(i)                                     If your employment with the Company or its successor is terminated other than for Cause or by you for Good Reason within one (1) month prior to or twenty-four (24) months following a Change in Control, the total amount of payments made under this Section 8(b) shall be equal to:

(A)                              two (2) times the greater of (x) your targeted level bonus for the year during which your termination occurs, in no case to be less than the target bonus set forth in Section 2(b) or (y) the bonus most recently paid to you pursuant to Section 2(b), plus

(B)                                an amount equal to the greater of (x) your targeted level bonus for the year during which your termination occurs, in no case to be less than the target bonus set forth in Section 2(b) or (y) the bonus most recently paid to you pursuant to Section 2(b); provided, however, that such amount shall be prorated based upon the fraction of the year during which your termination occurs that you are employed by the Company, where the numerator will equal the number of days so employed and the denominator will equal three hundred sixty-five (365);

(ii)                                  if your termination of employment with the Company or its successor is terminated other than for Cause or by you for Good Reason within twenty-four months following a Change in Control, the total amount of payments made under this Section 8(b) shall be paid in a lump sum within thirty (30) days of the first date possible in accordance with Section 409A of the Code and not in periodic installments over a two-year period;

(iii)                               in accordance with Section 409A of the Code, payments made under this Section 8(b) shall commence no earlier than the date that is six (6) months after your termination date.”

1.4.                              A new Section 11 shall be added to the Agreement, which shall read as follows:

“Compliance with Code Section 409A.

(a)                                  Reimbursements.  Notwithstanding anything else to the contrary in this Agreement, all reimbursements payable under this Agreement, including, without limitation, for relocation expenses and/or taxes shall be paid to you as soon as practicable after submission of proper documentation of claims, but no later than December 31 of the year following the year during which the expense was incurred or, with respect to any gross-up payment under Sections 6(b) and 8(f), no later than December 31 of the year following the year during which you or the Company paid the related taxes.

(b)                                 Specified Employee.  Notwithstanding anything else to the contrary in this Agreement, if (i) you are entitled to receive payments or benefits under this Agreement by reason of your separation from service (as such term is defined in Code Section 409A) other than as a result of your death, (ii) you are a “specified employee” within the meaning of Code Section 409A for the period in which the payment or benefits would otherwise commence, and (iii) such payment or benefit would otherwise subject you to any tax, interest or penalty imposed under Code Section 409A (or any regulation promulgated thereunder) if the payment or benefit would commence within six months of a termination of your employment with the Company, then such payment or benefit required under this Agreement shall not commence until the first day which is at least six months after the termination of your employment.”

2.                                       Miscellaneous.

2.1.                              No Other Changes.  Except as expressly provided in this Amendment No. 1, all terms of the Agreement shall remain in full force and effect.

2.2.                              Counterparts.  This Amendment No. 1 may be executed in two or more counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

In WITNESS WHEREOF, the Parties have caused this Amendment No. 1 to be duly executed as of the Amendment No. 1 Date.

MEDAREX, INC.

By:	/s/ Thomas K. Kaney

Name:	Thomas K. Kaney

Title:	Sr. V.P. Human Resources

EXECUTIVE

/s/ Howard H. Pien
Howard H. Pien